First Amendment to Rights Agreement


         First Amendment, dated as of February 24, 2005 (this "Amendment"), to Rights Agreement, dated as of December 15, 1997 (the "Rights Agreement"), between The ServiceMaster Company, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois Banking Corporation (the "Rights Agent").


                              W I T N E S S E T H :

         Whereas, the Board of Directors of the Company, at a meeting held on February 23, 2005, determined that it is advisable and in the best interest of the Company to amend the Rights Agreement as set forth below; and

         Whereas, in compliance with Section 26(a) of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

         Now, therefore, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         1. The recitals to the Rights Agreement are amended by substituting the phrase "Expiration Date" for the phrase "Final Expiration Date".

         2. Section 1 of the Rights Agreement is hereby amended and restating the definition of the term "Expiration Date" contained therein so that it reads in its entirety as follows:

                  "Expiration Date" means the Close of Business on March 15,
2005.

         3. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

         4. This Amendment shall be effective as of the date hereof.

         5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed with in accordance with the




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internal laws of Delaware applicable to contracts to be made and performed entirely within Delaware.

         6. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         7. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

         8. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

         In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                               The ServiceMaster Company


                               By: /s/ Jim L. Kaput
                                   -----------------
                               Name:  Jim L. Kaput
                               Title:  Senior Vice President and General Counsel


                               Harris Trust and Savings Bank,
                               as Rights Agent


                               By:  /s/ M.J. McHale, Jr.
                                    --------------------
                               Name:  M.J. McHale, Jr.
                               Title:  Vice President












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